Exhibit 2

HOUSING DEVELOPMENT FINANCE CORPORATION LIMITED
www.hdfc.com
By Telefex/Hand Delivery
September 7, 2006

Bombay Stock Exchange Limited	National Stock Exchange of India Ltd.
Sir P J Towers	Exchange Plara, 5th Flr, Plot No. C/1
Dalal Street	G Block, Bandra Kurla Complex
Mumbai 400 023	Bandra (E). Mumbai 400 051

FAX NO. 022-272 3121/3719/2037	FAX NO. 022-6598237/38

Kind Attn: Mr. Sanjay Golecha GM	Kind Attn: Mr. Hari K- Asst. Vice President
Dear Sir,
Sub: Investment in United Western Bank Limited (UWB)
We wish to inform you that the Corporation jointly with my one or more of its subsidiary/associate companies, proposes to invest an amount of up to Rs. 70 crores in the aggregate by way of equity in United Western Bank Limited (UWB) a public limited company engaged in the banking business, subject to such terms and condition as may be imposed by the Reserve Bank of India (RBI) and receipt of requisite regulatory and other approvals, by the Corporation and/or its subsidiary/associate companies, in this regard.
Further please note, that the said Investment will be made by the Corporation and/ or any one or more of its subsidiary/ associate companies along with SICOM and the Government of Maharashtra.
We request you to Kindly take note of the above and arrange to make the necessary announcement.
Thanking you.
Yours faithfully,
For Housing Development Finance Corporation Ltd.

/s/ Girish V. Koliyote

Girish V. Koliyote
Company Secretary

C.C:	Singapore Exchange Limited	}	Kind attn: Mr. Sicw Wuh Mul — Vice President
	2. Shenton Way, #19-00, SGX Centre 1	}	Issuer Regulation
	Singapore, 068804	}	Fax No. 0065-65356994

C.C:	Dellsche Trustee Company Ltd.	}	Kind attn: The Managing Director/Term Debt
	Winchester House, 1 Great Winchester St	}
	London EC2N 2DB	}	Fax No. 0044-207 547 6149